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                                                                     Exhibit 1.1



NOTICE OF SPECIAL GENERAL MEETING
CHINA YUCHAI INTERNATIONAL LIMITED (THE "COMPANY")

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TO THE SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT a Special General Meeting of the Company will be held on Monday, 11 OCTOBER 2004 AT 2.30 P.M. at the JW Marriott Hotel, Pacific Place, 88 Queensway, Hong Kong for the following purposes.

1. To consider the election of the following Directors nominated by Coomber to hold office until the next Annual General Meeting of the Company:

     (i)  [To be advised by Coomber Investments Limited];
     (ii) [To be advised by Coomber Investments Limited].

2. To consider the election of [To be advised by Coomber Investments Limited] as the Chairman of the Board of Directors of the Company.

3. To consider the cancellation of the one special rights share of US$0.10 in the capital of the Company (the "Special Share") and all corresponding amendments required to be made to the Bye-Laws of the Company pursuant to and to reflect the cancellation of the Special Share.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.


BY ORDER OF THE BOARD


Wrixon Frank Gasteen
President
September 7, 2004


NOTES:

1. The holder of the Special Share has the exclusive right to vote for the appointment and election of six Directors. Furthermore, no resolution of shareholders may be passed without the affirmative vote of the Special Share.

2. Coomber Investments Limited ("Coomber"), the holder of 8,601,550 shares of the Company being more than one-tenth in value of the paid-up share capital of the Company, has by way of a written requisition dated August 20, 2004 under Bye-Law 24 of the Bye Laws of the Company, requisitioned a Special General Meeting of the Company to consider and resolve the issues listed above.

3. Only shareholders of record at the close of business on September 10, 2004 shall be entitled to notice of and to vote at the Special General Meeting.